CONSENT OF COUNSEL

         We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 53 to the Registration Statement on Form N-1A of The Tocqueville Trust as filed with the Securities and Exchange Commission on or about February 24, 2016.

/s/ Paul Hastings LLP
PAUL HASTINGS LLP

New York, New York
February 24, 2016